Exhibit 5.1

KARR TUTTLE CAMPBELL

A PROFESSIONAL SERVICE CORPORATION

ATTORNEYS AT LAW

701 Fifth Avenue, Suite 3300

Seattle, Washington 98105

TELEPHONE: (206) 223-1313

FACSIMILE: (206) 682-7100

December 10, 2013

Cell Therapeutics, Inc.

3101 Western Avenue, Suite 600

Seattle, WA 98121

Re: Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

This opinion is furnished to Cell Therapeutics, Inc., a Washington corporation (the “Company”). Pursuant to a certain Loan and Security Agreement dated March 26, 3013 (the “Loan Agreement”), between the Company, Systems Medicine LLC and Hercules Technology Growth Capital, Inc. (the “Warrant Holder”) and a Warrant Agreement entered into in connection with the Loan Agreement, dated March 26, 2013 (the “Warrant Agreement”), by and between the Company and the Warrant Holder, the Company granted to Warrant Holder the right to purchase up to a certain number of shares of the Company’s common stock, no par value, upon the terms described in the Warrant Agreement. 679,040 shares of the Company’s common stock, no par value, issuable upon the exercise of the Warrant (the “Warrant Shares”), are being registered pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), which will be automatically effective upon filing with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

We have reviewed, among other things, (i) the Loan Agreement, (ii) the Warrant Agreement, (iii) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof, (iv) the Second Amended and Restated Bylaws of the Company, as in effect as of the date hereof, and (v) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities. We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such review and examination, we have assumed the following: (a) the legal capacity of all natural persons; (b) the authenticity of original documents and the genuineness of all signatures; (c) the conformity to the originals of all documents submitted to us as copies; and (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the assumptions, limitations and qualifications expressed herein, it is our opinion that the Warrant Shares, when issued in accordance with the terms of the Loan Agreement and the Warrant Agreement upon valid exercise of the Warrant Holder’s rights under the Loan Agreement and the Warrant Agreement and after receipt of payment therefor, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are subject to the following assumptions, limitations and qualifications:

a. We have assumed that the Registration Statement, and amendments to such Registration Statement, will remain effective until the expiration of the Warrant Agreement by its terms.

b. We express no opinion as to laws other than the laws set forth in the Business Corporation Act of the State of Washington, as currently enacted and we express no opinion with respect to the applicability thereto, or effect thereon, of the laws of any other jurisdiction or any other Washington laws, regulations, rules, constitutions or statutes or as to any matters of municipal law or the laws of any local agencies within any state. We express no opinion with respect to federal or international law or the laws of any country.

c. The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue or jurisdiction provisions, waiver of jury trials, and waiver of the benefits of statutory provisions may be limited on public policy grounds.

d. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Loan Agreement or the Warrant Agreement.

e. This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the heading “Legal Matters” contained therein. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder with respect to any part of such registration statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ KARR TUTTLE CAMPBELL,

a professional service corporation